FUND ACCOUNTING SERVICE AGREEMENT

Schedule A

FUNDS TO BE SERVICED

Jacobs & Company Mutual Fund

Abacus Value Fund

The Rational Investor Fund

The Biondo Fund

Critical Math Fund

The Gaming and Casino Fund

Biltmore Enhanced Index Fund

Biltmore Contrarian Momentum Fund

Biltmore Momentum/Dynamic ETF Fund

The Arrow DWA Balanced Fund

Changing Parameters Fund

The Autopilot Managed Growth Fund

This schedule was amended on December 19, 2005 to add The Biondo and Critical Math Funds.

This schedule was amended on March 6, 2006 to add The Gaming and Casino Fund.

This schedule was amended on March 23, 2006 to add Biltmore Enhanced Index Fund, Biltmore Contrarian Momentum Fund and Biltmore Momentum/Dynamic ETF Fund.

This schedule was amended on June 22, 2006 to add The Arrow DWA Balanced Fund, Changing Parameters Fund and The Autopilot Managed Growth Fund.

FUND ACCOUNTING SERVICE AGREEMENT

Schedule B-9

CHANGING PARAMETERS FUND

FEES AND EXPENSES

Total charges for Fund Accounting services include fees and out-of-pocket expenses.

Fees will be calculated based upon the average net assets of the Fund for the previous month.  Partial months are not prorated.

SERVICE FEES PER FUND:

The Trust shall pay GFS within ten (10) days after receipt of an invoice from GFS, usually sent at the beginning of each month, a base annual fee plus a basis point fee after the first $25 Million in assets, plus out-of-pocket expenses, as follows:

Annual fee of $24,000 per fund portfolio, plus;

$6,000 for each additional share class above one

$6,000 additional for international or bond funds, plus;

2 basis points or 0.02% on net assets of $25 million to $100 million, and

1 basis point or 0.01% on net assets greater than $100 million.

20% discount of service fees in first year

15% discount of service fees in second year

10% discount of all future years

Discounts are based on base service fee only.

All special reports and/or analyses requested by the Trust, shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

GFS Senior Staff        $150.00/hour

GFS Junior Staff         $75.00/hour

MIS Staff                   $200.00/hour

FUND ACCOUNTING SERVICE AGREEMENT

Schedule B-9

CHANGING PARAMETERS FUND

FEES AND EXPENSES

OUT-OF-POCKET EXPENSES:

The out-of-pocket charge for equity and bond price quotes will be equal to the charge made to GFS by the provider of such quotes and, therefore, are subject to change.  Current charges are as follows:

$.15 Domestic and Canadian Equities

$.15 Options

$.50 Corp/Gov/Agency Bonds

$1.00 CMO’s

$.50 International Equities and Bonds

$.80 Municipal Bonds

The out-of-pocket charge for any external data received by GFS in support of the daily net asset value will be charged at cost (i.e., interest rate charges on varying rate instruments).

Global fund accounting fees, defined as funds processing more than 25% in non-domestic assets, are charged at 150% of the above fees (base fee as well as basis point fee).

There is an additional charge of $500 per month for portfolios that transmit daily trades via fax as opposed to in an electronic format.

Pro rata portion of annual SAS 70 review.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Fund Accounting Service Agreement dated May 19, 2005, this 22nd day of June, 2006.

NORTHERN LIGHTS FUND TRUST               GEMINI FUND SERVICES, LLC

(for Changing Parameters Fund)

By: ___/s/ Andrew Rogers__________               By: /s/ Emile R. Molineaux_________

Andrew Rogers, President                                         Emile Molineaux, Senior Vice President